Exhibit 2.3

Max Maxfield, WY Secretary of State FILED: 07/08/2011 02:25 PM Original ID: 2011 - 000601911 Amendment ID: 2011 - 001230269 -------- Profit Corporation Articles of Amendment 2. Article(s)J.... .:..J V ,I is amended as follows: - f, /IV e. t g n; - .;,,;. fo ; )S),,,,; b F /lrtF/s:,r,?EJ, E < fl .r'17'= ,$JS - · · 7 1# 1, - e, t . ,G;j' ,F / '7f/mfA4/, IJJ' 3 . If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment . 4. The amendment was adopted on ( &r / D 2 '{k,, 1 rl . (Dal;.:mmlddlyyyy) 5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required . P - Amendment - Revised 03/11

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Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation

Signature: [signature]

Date: 7/5/11 (mm/dd/yyyy)

Print Name: Christopher Glover

Title: Secretary

Contact Person:

Daytime Phone Number: Email:

Checklist

- [ ] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [ ] The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- [ ] Please submit one **originally signed** document and one exact photocopy of the filing.

Received
-5 2011
Secretary of State
Wyoming

P-Amendment - Revised 03/11

, - 1 MINUTES OF THE SPECIAL MEETING OF THE SHAREHOLDERS 01• THERAPY CELl,S, INC. A special meeting of the Shareholders of Therapy Cells, Inc . , a corporation organized under the Wyoming Business Corporation Acl (the "Company"), was held via lelephone conference call at IO : SO a . m . Pacific time on Tuesday, May 24 h 1 . 2011 . Present and constituting a quorum were Christopher Glover, Sus : m Allwork, and Stanley Larson . Thus, a majority of the total issued and outstanding shares of common stock of lhe Company were present at the special meeting of shareholders . Tbe meeting was called to order by d 1 e Board of Directors . Notice of the special meeting was duly waived by the shareholders in accordance with the provisions of the bylaws . The first item of business was a general discussion put forward by the Board regarding the need to Amend the Certificate of Incorporation of the Company and implement the addition of Preforred Series E and F classes of stock . AND WHEREAS the Board of Directors have put forward their recommendation rhat it would be in the best interest of the shareholders of the corporation to Amend lhe Certificate of lncorpomtion to Incorporate Series E and Series F Preferred Shares into the Certificate of Incorporation as per the attached Amendment . Upon the receipt by the Company of a "Notice to Convert·' from the debt or securily holder . the conversion rate 10 convert from other Dehl and Preforred Shares as outlined in ' (e)(7)(i). (ii), (iii) will be as follows; (i, ( ii ) One Preferred E Share for every dollar of debt owed by the Company on the effective date of this resolution. In exchange for existing shares of the following Series of Preferred; (a) Preferred Series A (b) Preferred Series B ( c) Preferred Series C (d) Preferred Series D Not Available Converted at 2.5 Series E: I Series 13 Converted at IO Series E: I Series C Converted at 2.S Series E: I Series D (c) Preferred Serit. - s r' Not Available In exchange for Common Shares at the exchange rate of 1000 Common Shares:! Preferred E {iii) Share. At the time of ( \ mversion of Debt or Security instrument the new Preferred E Share certificate may be issued in any other name as instructed by the existing holder of the debt and security instrument . AND WHEREAS lhc Board of Directors have recommended it would be in the best interest of the shareholders of the corporation to implement the Amendment to the Certificate of Incorporation and to pennit the conversion of shares and debt at the time of this resolution :

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BE IT RESOLVED that the Shareholders hereby mlify, confirm and approve that, upon the filing with lhe Wyoming Secretary of State . lhe appropriate documentation . the Company shall effectuate the Amendment ; and FURTHER RESOLVED that the Shareholders hereby ratify, confirm and approve any other documents deemed necessary by die Company be and hereby are authorized to effectuate the Amendment . FURTHER RESOLVED tlm 1 the Shareholders hereby ratify, confim 1 and approve the creation of 30 , 000 , 000 shares of Series E Preferred Stock, and I 0 , 000 , 000 shares of Series F Preferred Stock with the corresponding rights, preferences and limitations as set forth in Exhibit A attached . Dare: May 24, 2011

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THERAPY CEl,LS, INC. CONSENT RESOLUTION OF THE BOARD OF DIRECTORS OF THE COMPANY WHEREAS pursuant to 1 he provisions of the Wyoming Business Corporation Act . as amended (the .. At : r), and the Articles of lncoT ƒ 1 : ! 1 ion and By - Laws of THERAPY CELLS, INC .. a Wyoming corporation (the ··company· }, the undersigned, being the Director of the Company and a member of the "Board of Directors .. of the Company (the "Board"), the Board hereby unanimously consent to ; vote in favor of and adopt the following consent resolutions of the Board of Directors ; which Board of Directors do hereby waive any and all requirements for the giving of notice for and of the convening of a fonnal meeting of the Board of Directors . Present were the following which Rll!mbers which are all of the tne!mhcrs of the Board : Christopher Glover Director, President, Secretary Lome Gale Director, Treasurer A . i'lD WHEREAS the Board of Directors have decided it would be in the best interest of the shareholders of the corpomion to Amend the Certificate of Incorporation to Incorporate Seriei1 E and Series F Preferred Shares into the Certificate of Jncorporation as rer attacht."<f Amendment. The conwrsion rate to convert from other Debt and Preferred Shares as oudinL - d in (e)(7)(i)(ii)(iii) will be as follows; Ci) One Preferred E Share for every do1lars of debt owed by the Company on the (ii) effective date of this resolution. In exchanie for existing shares of the following Series of Preferred; (a) (b) ( c ) (d) Preferred Series A Preferred Series 8 Preferred Series C Preferred Series D Not Available Converted at 2 . 5 Series E : I Series 8 Convened at IO Series E : I Series C Converted at 2 . 5 Series E : I St .. "lies D (et PrefctTCd Series F Not Available ( iii ) In exchange for Common Shares at the exchange rare of IOOO Common Shares: I Preferred E Share. At the time of Conversion of Debt or Security instrument the new Preferred E Share certificate may be is . "iued in any other name a . "i instmctcd by the exisling holder of the debt and security instrument . AND EREAS the Board of Directors have decidt..'d it would be in the best interest of the shareholrs of the corporation to implement &he Amendment to the Certificate of Incorporation and to permit the conversion of shares and debt at the time of this resolution ; IT IS THEREFORE RESOLVED that the Board hereby unanimously approves of the forgoing resolution and the implementation of same on the Effective Dale stated herein and submits their recommendation to the Shareholders for approval . THE FOLLOWINfij CONSENT RESOLUTION of the Board was apprOVl. - d by the Board effective as of th e 24 day of May. :?01 l (the ..Effective Date" herein).

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NOW THEREFORE BE IT RESOLVED THAT:

Ratification of Amendment

1. Ratification of Amendment. The Board of Directors hereby ratifies, confirms and approves that, in conjunction with the Motion, the officers of the Company be and hereby are authorized to execute and file any documents to effectuate this change in the Certificate of Incorporation of the Company.

2. Ratification of further documents. Any other documents deemed necessary by the Company be and hereby are authorized to effectuate this resolution and take any other actions on behalf of the Company that they deem desirable or necessary.

Ratification of general matters

3. Ratification of authority. Any one Director of the Board of Directors or Executive Officer of the Company be and the same is hereby authorized and directed for and on behalf of the Company to do and perform all acts and things and execute and deliver all documents and take all such other steps as may be necessary or desirable to give full effect to these consent resolutions;

4. Ratification of the counterparts and execution via Electronic Communication. These consent resolutions may be signed on behalf of the Board in as many counterparts as may be necessary, each of which when so signed to be deemed an original, and that such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to be dated the Effective Date as set forth hereinabove and, furthermore, these consent resolutions may be delivered by any Director of the Board by telecopier or other means of electronic communication producing a printed copy (collectively, the "Electronic Communication") and, in connection therewith, shall be deemed to have been effectively executed and delivered as of the Effective Date hereof.

Director

Date: May 24, 2011

Christopher Glover

- I • EXHIBIT A AMENDMENT TO CERTIFICATE OF INCORPORATION OF THERAPY CELLS. Inc. The following amendment to the Certificate of Incorporation was approved by the dlmctors and thereafter duly adopted by the sharehotders of lhe corporation on the 24th day of May 2011: RESOLVED THAT ARTICLE FOUR OF THE CERTIFICATE OF INCORPORATION BE AMENDED TO READ AS FOLLOWS: Article 4 . Claues and Shares Authorized . The authorized capital stock of the corporation shall be 3 . 000 , 000 . 000 shares of stock consisting of 2 . 800 , 000 . 000 shares of Common Stock, par value $ 0 . 0001 . and 200.000.000 shares of Preferred Stock, par value $0.0001. No stockholder shall have pre - emptive rights. The Shareholders bY majority vote may determine or change the designation or number of shares, or the relative rights. preferences and limitations of the shares of Preferred Stock. or of any theretofore established class or series. (a) Designation of Series A Preferred Stock. One mHlion (1,000,000) shares of Series A Preferred Stock. par value $0.0001 per share. are authorized (the "Series A Preferred Stock"). (a)(1) Conversion Rights. This class or shares shall have no conversion rights. {a)(2) Issuance . Shares of Series A Preferred Stock may only be issued as directed by a majority vote of the Shareholders . (a)(2)(i) Price and Issuance . The initial price of each share of Series A Preferred Stock shall be $ 0 . 001 . The Shar 8 $ of Series A Preferred Stock may only be Issued as directed by a majority vote of !he Shareholders . Shares of Series A Preferred Stock may be issued to management or others recommended by the Board and approved by a majority vote of the shareholders . (a)(3) Voting Rights . If at least one share of Series A Preferred Stock is issued and outstanding . then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number . shall have voting rights equal lo four times the sum of : (i) the total number of shares of common stock which are Issued and outstanding at the time of voting, plus (Ii) the total number of shares of Serles B. Serles C. Serles 0. Series E and Series F Preferred Stocks which are Issued and outstanding at the time of voting. Each individual share of Serles A Preferred Stock shall have the voling rights equal to four limes the sum of : all shares of common stock issued and outstanding at time of voting + all shares of Series B, Series C, Series D, Series E and Series F Preferred Stocks issued and outstanding at lime of voting divided by the number of shares of Series A Preferred Stock issued and outstanding at the lime of voting. (a)(4) Dividends . The holders of Series A Prefelfed Stock shall be entitled to receive dividends when . as and If declared bY the Board of Directors . in its sole discretion . (a){ 5 ) Shares ot Serles A Preferred Slock are antf . dflutive to reverse spllls and forward splits . and therefore are lhe same number as prior to the spilt (b) Designation of Series e Preferred Stock. Ten MIiiion (10,000.000) shares o! Series B Preferred Stock, par value $0.0001 per share, are authorized (the ·series B Preferred Stoel(). (b)(1) Dividends. The holders or Serles B Preferred Stock shall be entitled to receive dividends when. as and if declared by the Board of Directors. In its sole discrellon. (b){ 2 ) Liquidallon Rights . Upon any liquidallon . dissolution or winding up of the Corporation, whether voluntary or Involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to lhe Series 8 Preferred Stock . lhe holders of lhe Serles B Preferred Stock shall be entllled ro be paid out of lhe assets of Iha Corporation an amount equal to $ 1 . 00 per share(the ·Preference Value") . plus all declared but unpaid dividends, for

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- 2 - each share of Series B Preferred Stock held by them . After the payment of the full applicable Preference Value of each share of the Series 8 Preferred Stock as set forth herein . the remaining assels of the Corporalion lngahy available for distribution . if any, shall be distributed ratably lo the holders of the Corporation's Series C . Series D . Series E . Series F and common stock In that order . (bJ(3) Conversion and Anti, . OUuliOn . Each share of Series B Preferred Stock may be convertible, al any time by the respective holder, into the number of shares of the Corporation's common stock by multiplying the total value of shares of preferred series B stock by the issuance price as fisted in (bJ(7) . dividing 11 \ e total by the current market price of the common stock on the day of conversion and multiplying the resulting total by 1 . 2 times (the *Conversion Rate") . For example . assuming a total of 2000 shares of series B preferred stock times $ 2 . 50 per share equals $ 5 , 000 . Now divide the total by the current market price, i . e . $ 0 . 14 per share, equals 35 , 714 shares times 1 . 2 would equal a total ol Forty Two Thousand . Eight Hundred and Fifty Seven shares ( 42 , 857 ) ol Common Stock . Such conversion shall be deemed to be effective on the business day (the • conversion Data") following the receipt by the Corporation ot Written notice from the holder of the Serles B Preferred Stock of the holde(s intention to convert the shares of Series B Stock, together with theholder's stock certificate or c : er 1 ificates ewdencing the Series B Preferred Stock to be converted . Promptly after the Conversion Date, the Corporation ahaH issue and deliver to such holder a certificate or certificates for !he number of full sheres of common stock Issuable lo the holder pursuant to the holder's conversion of Series B Preferred Shares In accordance with the provisions of this Section . The stock certlficate(s) evidencing the common stock shall be issued with a restrictive legend indicating that It was issued in a transaction exempt from registration under the Securities Act ol 1933 , as amended (the "Securities Act") . and that it cannot be transferred unless it is so registered, or an exemption from registration is available . in the aplnlon of counsel lo the Corporetlon . The common stock shaft be Issued in Iha same name as the person who is the holder of the Serles B Preferred Stock unless . In the opinion of counsel to the Corporation, f!Uch transfer can be made in compliance with applicable securities laws . The person In Whose name the certlficate(s) ol common stock are so registered shall be treated as a holder of shares or common stock oflhe Corporation on the date the common stock certfficate(s) ate so issued . All shares of common stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly Issued and fully paid and nonassessable . Effective as of the Conversion Date, such convor 1 oo Series B Preferred Shares shall no longer be deemed to be outstanding and au rights of the holder with respect to such shares shall immediately terminate except lhe right to receive the shares of common stock t 11 suable upon such conversion . (b)(4) The Corporation covenants that, within 30 days of receipt ol a conversion notice from any holder of shares of Series B Preferred Stock wherein Which such conversion would create more shares of common stock than are authorized . the Corporation will increase the authorized number of shares of common stock sufficient to sattsfy such holder of shares of Series B submitting such conversion notice . (b)(5) Shares of Series B Preferred Stock are anti - dilutive to reverse splits, and therefore In the case of a reverse split, are convertible to thenumber of shares of common stock after the reverse split as would have been equal to the ratio established In Section (b)(3) abOve prior to the reverse split . The conversion rate of shares of Series B Preferred Slock . however . would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split . (b)(6) Voting Rights . Each share of Series B Preferred Stock shall have One vote for any election or other vote placed before Iha shareholders of the Corporation . (b)(7) Price end Issuance . The initial price of each share of Series B Preferred Stock shall be S 2 . 50 . The price of each share ol Series 8 Preferred Stock may only be changed through a majority vote of the Shareholders of Ille eo,poralion . Shares of Series B Preferred Stock may ha Issued eitller (i) to persons in exchange for the canc : ellalion and retirement of debt held by such persons . as approved by the Board, or (ii) in exchange for shares of Preferred Stock ot the Corporation heldprior lo the adoption of this amendment to the Certificate of Incorporation . al the sole election of lhe hotder(s) of such shares, and Without approval needed from lhe Board, but at the exchange rala as sat by the Board . which rate shall not be dlrferent amongst such holder(s) . (b)(8) Lock·Up Restrictions on Conversion . Shares of Series B Preferred Stock may not be convened into sllares of common r . tock for a pertod of ; a) six ( 6 } months after purchase, if the Corporation voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934 ; orb) twelve (12) months if the Corporation does no! file such public reports .

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(c) Designation of Series C Preferred Stock. Ten Million (10,000,000) shares of Series C Preferred Stock, par value $0.0001 per share, are authorized (the "Series C Preferred Stock").

(C)(1) Issuance. Shares of Series C Preferred Stock may be Issued lo holders of debt of the Corporation, as determined by a majority vole of 'the Board of Olrectors, or others. as determined by a majority vote of the Board of Directors, or in exchange for shan)s of Preferred Stock of the Corporation *held* prior to lhe adoption of this amendment to the Certificate of Incorporation. al lhe sole election of lhe holder(s) of such sheres. and without approval needed from the Board but at lhe exchange rate as set by the Board, which rate shall not be different amongst such holder(s).

(c)(2) Dividends. The holders of Series C Preferred Stock shall be entitled lo receive dividends when. as and lf dedared by lhe Board of Directors. in its sole discretion.

(c)(3) Liquidation Rights. Upon any liquidation. dissolution or winding up of the Corporation, whether voluntary or involuntary. before any distribution or payment shall be made to the holders of any stock ranking junior to the Series C Preferred Stock. the holders of the Series C Preferred Stock shall be entitled to be paid out of the assets of lhe Corporation an amount equal to $1.00 per share (the -Preference Value"). plus all dedared but unpeid dividends. for each share of Series C Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series C Preferred Steck as set forth herein, the remaining assets of the Corporation legally available for distribution, If any. shall be distributed ratably lo the holders of !he Corporation's Series 0, Series E. Series F Preferred Stock and common stock In that order.

(c)(4) Conversion and Anti-Oilullon. Eaeh share of Series C Preferred Stock shall be convertible. at any lime. and/or from time lo time. Into 40 shares of the Corporalion's common stock or as determined by the Board from lime to lime. Such conversion shall be deemed to be effective on the business day (lhe "Conven;ion Date") following the receipt by the Corporation of written noliee from the holder of the Series C Preferred Stock of the holder's Intention to convert the shares of Series C Stock. together with the holder's stock certificate or certificates evidencing the Series C Preferred Stock to be converted.

Promplty after the Conversion Dale, the Corporation shall issue and deliver to such holder a certifrcale or certificates for the number of full ehares of common stock Issuable to the holder pursuant to the holders conversion of Series C Preferred Shares In accordance with the provisions of this Section. The stock certlficate(s) evidencing the common stack shall be issued with a restrictive legend Indlcaling that ii was issued in a transaction exempt from registration under the Securities Acl and !hat it cannot be transferred unless It is so registered. or an exemption from registration is available, in !he opinion of counsel to the Corporation. The common stock shall be Issued in the same name as the person who is the holder of the Series C Preferred Stock unless, in lha opinion of counsel to the Corporation, such transfer can be made In compliance with applicable securities laws. The person in whose name the certificate(s) of common stock are so registered shall be treated as a holder of shares of common stock of the Corporalion on the date the common stock certificate(s) are so issued.

All shares of common stock delivered upon conversion of the Series C Preferred Shares as provided herein shall be duly and validly issued and fully paid and nonassessable. Effective as of the Conversion Date. such converted Series C Preferred Shares shall no longer be deemed to be outstanding and all rights or the holder with respect to such shares shall immediately terminate except the right to receive the shares of common stock issuable upon such conversion.

The Corporation covenants thal, within 30 days of receipt of a conversion notice rrom any holder or shares of Series C Preferred Stock wherein which such conversion would create more shares or common stock than are authorized, the Corporalion will Increase the authoriZed number of shares **of** common stock sufficient to satisfy such holder or shares of Series C submitting such conversion nofice.

Shares of Series C Preferred Stock are anli-dilulive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of shares of common stock after the reverse split as would have been equal to the ratio established in Section (c)(4) above prior to the reverse split. The conversion rate for shares of Series C Preferred Stock, however. would increase proportionately in *the* case of forward splits, and may not be diluted by a reverse split following a forward split

(c)(S) Vollng Rights. Each share of Series C Preferred Steck shall have one vote for any elec:llon or other vote placed before the shareholders of the Corporation.

(c)!8) Price. Tho lnillal price of each share of Series C Preferred Stock shall be $10.00. The price of each share of Series C Preferred Stock may be changed either through a mafority vole of the Board of Directors through a resolution

- 4 - at a meeting of the Board. or through a resolution passed at an action without meeting of the unanimous Board, until such time as a listed secondary and/or listed public markel develops for the shares (c)(7) Lock . Up Restrictions on Conversion . Shares or Series C Preferred Stock may not be converted into shares of common stock for a : ,erlod of : a) si,c (6) months after purchase, if the Corporation voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities El<Change Act of 1934 : or bl twelve (12) months if he Corporation does nol file such public repans . (d) Designation of Series D Preferred Stock. Thirty {30.000,000) Million shares of Series O Preferred Stock, par value $0.0001 per share, are authorized (the "Series O Preferred Stock"), Shares of Series D Preferred Stock may only be issued by a majority vote of th& shareholders. (d)(1) Dividends. The holders of S8fles O Preferred Slook shall be entitled to receive dividends when. as and ii declared by the Board of Directors. in its sole discretion. (d){ 2 ) Liquidation Rights . Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any dls 1 ribution or payment shall be made to the holders of any stack ranking junior 10 the S 8 fles D Preferred Stock, the holders of the Series O Preferred Stock shall be enlilled to be paid out of the assets of the Corporation an amount equal to $ 2 . 50 per share (the ·Preference Value"), plus all declared bul unpaid dividends, for each share of S 8 fles O Preferred Stock held by them . After lhe payment or the full applicable Preference Value of eaeh share of lhe Series O Preferred Stack as set forth herein, !he remaining assets of the Corporation legally available for distribution, if any, shall be diStlibuted ratably to the holders of the Corporation's Serles E . Series F Preferred and common stock in that order. (d)(3) Conversion and Anti, . Oilutlon . Eaeh share of Serles D Preferred Stack may be convertible . at any time, by lhe respective holder, Into the number or shares of the corporations common stack equal to the price of the series D preferred stock es stated in this amendment to the articles of incorporation . divided by the current trading price on the date or conversion (the·Conversion Rate") . Such conversion shall be deemed to be effective on the business day (the ·Conversion Date") following the receipt by the Corporation of written notice from the holder of the Serles D Preferred Stock of the holdefs intention to convert Iha shares of S8tles O Stock. together with the holder's stock certificate or certificates evidencing the Series D Preferred Stock to be converted. Promptly after the Conversion Date . the Corporation shall issue and deliver to such holder a certificate or certificates for lh& number of full shares ot common stock issuablo to the holder pursuant to the holder's conversion of Serles O Preferred Shares In accordance with the provisions of this Section . Tho stock c : enlficate(s) evidencing the common stock shall be issued with a restrlctiVe legend Indicating that ii was issued In a transaction exempt from registration under the Securities Act and that it cannot be transferred unless It is so registered . or an exemptton from registration is available . in the opinion of counsel to the Corporation . The common stock shall be issued In the same name as the person who ts the holder of the Serles O Preferred Stack unless . In the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws . The parson in whose name ths certlficate(s) of common stock are so registered shall be treated as a holder ot shares of common stack of the Corporation on lhe date the common stock certllicate(s) are so Issued . All shares of common stock delivered upon conversion of the Series O Preferred Shares as provided herein shallbe duly and validly issued and fully paid and non - assessable . EffectiVe as of lhe Conversion Oate . such converted Series O Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of common stock issuable upon such conversion . (d)(4) The Corporation covenants that, within 10 days of receipt or a conversion notice from any holder of shares of Serles O Preferred Stock wherein which such conversion would create more shares of common stock than are authorized . the Corporation will Increase the authorized number of shares of common stock sufficient to satisfy such holder of shares of S 8 fles D submitting such conversion notice . (d)(5) Shares of Series D Preferred Stock are anti - dilutive 10 reverse spills, and therefore in the case of a reverse split, are convertible to the number of shares of common stock after the reverse split as would have been equal to the ratio established in Section (d)(3) above prior to lhe reverse split The conversion rate for shares of Series D Preferred Stock, however, would increase proportionately In the case of forward splits . and may not be dHuted by a reverse spilt following a forward split . (d)(6) Voling Rights . Each share of Series D Preferred Stock shall have ten votes for any election or olher vote placed before !he shareholders of the Corporation,

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. s - (d){ 7 ) Price and Issuance . The initial l)flce of each share of Series D Preferred Stock shall be $ 2 . 50 . The price of each share of Series D Preferred Stock issued may not be changed until such time as a listed secondary and/or listed public market develops for the shares . Sooes D preferred stock can only be issued by a majority vote of !he shareholders . (d)(8) Leek - Up Restrictions on Converslon . Shares of Series O Preferred Stock may not be converted into shares of common stock for a period of : a) six (6) months after purchase . if the CorporatiOn voluntarily or lnvoluntarty files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934 ; orb) lwefve (12) months if the Corporation does not file such public reports . (eJ Designation of Senes E Preferred Stock . Thirty ( 30 . 000 . 000 ) Million shares of Series E Preferred Slock . par value S 0 . 0001 per share . are authorized (the ·sanes E Preferred Stock") . Shares of Sarles E Preferred Stock may only be issued by a mafority vote of the shareholders . (e)(1) Oividends. The holders of Saries E Preferred Stock shaft be entitfed lo receive dividends when. as and if declared by lbe Board of Directors . in its sole discretion . (e)(2) Liquidation Rights . Upon any liquidation . dissolution or winding up of the Corporation . whether voluntary or involuntary . before any distribution or payment shall be made 10 the holders of any stock ranking Junior to the Series E Preferred Stock, the holders of the Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $ 1 . 00 per share (the ·Preference Value·) . plus all declared but unpaid dividends . for each share of Sarles E Preferred Stock held by them . After the payment of the full applicable Preference Value of each share of the Series E Preferred Stock as set forth herein, the remaining asselS of the Corporation legally available for dlstnbutlon . If any, shall be distributed ratably to the holders of the Corporallon's Sanes F Prefermd Stock end Common Stock in that order . (a)(3) Convention and Anti - Dilution . Each share of Serles E Preferred Stock may be convertible . at any time . by the respective holder, into the number of shares of the corporations common stock by mulliplying each share of the series E preferred stock by One Thousand (the ·Conversion Ralln . (For example If a holder has 100 shares of Series E Preferred Shares and you multiply that limes 1000 the Holder of the Preferred Shares WOUid be entitled to receive 100 , 000 shares of Iha Corporation's Common Stock) . Such conversiol \ shell be deemed to be effecllve on the business day (the ·eonversion Date·) following the receipt by the Corporation of written notice from the holder of the Serles E Preferred Stock of the holdefs Intention to convert the shares of Series E Stock . together with the holder's stock cerifflcate or certificates evidencing the Series E Preferred Stock to be converted . Promplly after the Conversion Date . the Corporation shall issue and deliver to such holder a certificate or certificates ror the number of full shares of common stock issuable to lhe holder pursuant to the holdefs conversion of Series E Preferred Shares in accordance With the provisions of this Section . The stock certif 1 Cale(s) evidencing the common stock shall be Issued with a reslrictlve legend indicating that lt was issued in e lransaction exempt from registraliol \ under the Securities Act and that ii cannot be transferred unless ii is so registered, or an exemption from registration ts available . in the opinion of counsel to the Corporation . The common stock shall be issued in the same name as the person who is the holder of the Saries E Preferred Stock unless . in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws . The person In whose name the cartlficate(s) of common stock are so registered shell be treated as a holder or shares of common stock of the Corporation on the date the common stock ceriificate(s) are so Issued . All shares of common stock delivered upon conversion of the Saries E Preferred Shams as provided herein shall be duly and valldly issued and fully paid and non - assessable . Effective as of the Conversion Date . such convened Serles E Preferred Shares shall no longer be deemed to be outstanding and all rights of th& holder with respect 10 such shares shall immediately terminate except the right to receive lhe shares of common stock issuable upon such conversion . (e)(4) The Corporation covenants thar . within 10 days of receipt of a conversion notice Imm any holder of shares of Series E Preferred Stock wherein which such conversion would create more shares of common stock than are authorized . the Corporation Will increase the authorized number of shares of common stock sufficient to satisfy such holder of shares of Serles E submitting such conversion notice . (e)(5) Shares of Series E Preferred Stock are anti - dilutive to reverse splits . and therefore in the cese of a reverse split . are convertible to the number of shares of common stock after the reverse split es would have been equal lo the ratio estabtished in Section (e)( 3 J above prior to tbe reverse split The conversion rate for shares of Serles E

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Preferred Stock, however, would increase proportionately in 1he case of forward splits, and may not be diluted by a reverse split following a forward split. (e)(6) Voting Rights . Each share of Series E Preferred Stock shall have One Thousand Voles for any eledion or other vote plaeed before the shareholders of the Corporation . (e)(7) Price and Issuance . The lnltlal price of each share of Series E Preferred Stock shall be S 1 . 00 . The price of each share of Series E Preferred Stock Issued may not be changed until such time as a listed secondary and/or listed public market develops for the shares . Series E preferred stock can only be issued by a majority vote of the shareholders . Shares of Serles E Preferred Stock may be issued either (I) to persons In exchange for the cancellalion and retirement of deb! held by such persons, or {ii) In exchange for shares of Preferred Stock of the Corporation held prior to the edoptlon of this amendment to the Certificate of lnoorporallon . or (Ill) to holders of shares of Common Stock at a conversion rate of One Thousand to One ( 1000 : 1 ) at the sole election of the holder(s) of such shares and debt . and without approval needed from !he Board . but at Iha exchange rate as set by the Board and approved by majority vote of the shareholders, which rate shall not be different amongst such holder{s) . The requeat by the holders of other securities of !he corporation to exchange for issuance of Series E shares as set forth in (i), (Ii) and (Iii) above shall only be available for 60 days from lhe dale of thla amendmen! to !he Certfflcate of Incorporation and approval of the Board and Shareholders of the Corporation. (e)(7) Lock - Up Restrictions on Conversion . Shares of Serles E Preferred Srock may be converted to Common Stock at any time and will requlr& an attorney opinion letter to remove the restrictive legend If Issuedrestricted . (f) Designation of Serles F Preferred Stock. Ten Million (10,000.000) shares of Series F Preferred Stock. par value $0.0001 per share. are authorized (Iha "Serles F Preferred Stock"). (f)(1) Dividends. The holders of Serles F Preferred Stock shall be entitled to receive dividends when. as and if dedared by the Board or Directors. in ,ts sole discretion. (f){ 2 ) Liquidation Rights . Upon any liquidation . dissolutkm or winding up of the Corporation . whether voluntary or Involuntary, before any distribution or payment shall be made to the holders or any stock ranking junior to the Series F Preferred Stock, the holders of the Series F Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equat to $ 0 . 01 per share(lhe • Preference Value·) . plus all declared but unpaid dividends . for each share of Series F Preferred Stock held by them . After the payment of the full applicable Preference Value of each share or 1he Serles F Preferred Slack as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's common stock. (f)( 3 J Conversion and An 1 ;. 0 ilulion . Each share of Series F Preferred Stock may be convertible, at any time by the respective holder, inlo the number of shares of the Corporelion's common stock by multiplying each share of preferred series F stock by the issuance price listed In clause (f)(7) and dividing by lha current marf<et price of the common stock on the conversion date and multiplying by 1 . 2 times (the kConl/erslon Rate • ) . For example . assuming a total of 200 . 000 shares of series F preferred stock times 0 . 01 equals $ 2 . 000 divided by a common stock share price of SD . 14 equals 14 . 285 shares times 1 . 2 would equal a tolal of Seventeen Thousand . One Hundred and Forty Three ( 17 , 143 ) shares of Common Stock . Such conversion shell be deemed to be effective on the business day {the "Conversion Date • ) following the receipt by the Corporation of written notice from the holder of the Series F Preferred Stock of the holder's intention to convert !he shares of Series F Stock, together with the holder's stock certificate or certificates evidencing the Series F Preferred Stock to be conver 1 ed . Promptly after the Conversion Dale, the Corporation shall Issue and deliver to such holder s certificate or certmcates for the number of full shares of common stock Issuable to !he holder pursuant to the holder's conversion of Series F Preferred Shares In accordance with the provisions of this Section . The stock certificate(s) evidencing the common stock shall be issued wilh a restrictive legend Indicating that II was Issued in a transaction exempt from registration under the Securities Act of 1933 , as amended (the *Securities Acr) . and !hat It cannot be transferred unless ii is so registered, or an exemption from registration Is available, in Iha opinion of counsel to the Corporation . The common stock shall be if!Stled In the same name as the person who is the holder of the Series F Preferred Stock unless . in the opinion of counsel lo the Corporation, such transfer can be made in compliance with appllcable securities laws . The person In whOse name the certiflcate{s) of common stock are so registered shall be treated as a holder of shares of common stock of the Corporation on the date the common stock certificate(s) are so issued . All shares of common stock delivered upon conversion of the Series F Preferred Shares as provided herein shall be duly and validly issued and fuHy paid end nonassessable . Effective as of Iha Conversion Date, such converted

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- 7 - Series F Preferred Shares shall no tonger be deemed to be outstanding and all rights or the holder With respect to such shares shall immediately terminate except the right to receive the shares of common stock issuable upon such conversion . (f)(4) The Corporation covenants that, Within 30 days or receipt of a conversion notice from any holder of shares of Serles F Preferred Stock wherein which such conversion would create more shares of common stock than are authorized, tha Corporation Will increase the authorized number or shares or common stock sufficient 10 satisfy such holder of shares or Series F submitting such conversion notice. (f)(5) Shares of Series F Preferred Stock are anti - dluflve to reverse splits . and therefore in the case of a reverse split, are convertible to the number of shares of common stock after lhe reverse split as WOUid have been equal to the ratio established In Section (f)(3) above prior lo the reverse split . The conversion rate of shares of Series F Preferred Stock . however, would Increase proportionately in the case of forward splits . and may not be diluted by a reverse split following a forward split (f)(6) Voling Rights . Each share or Series F Preferred Stock shall have One vote for any election or other vote placed before the shareholders of the Corporation . (f)(7) Price and Issuance . The Initial price of each share of Series F Preferred Stock shall be $ 0 . 01 . The price or each share of Series F Pmferred Stock may only be changed through a majority vole of the Shareholders of the corporation . Shares of Series F Preferred Stock may only be Issued lhrough a Private Placement Memorandum issued by the Corporation in applicalion for Series F Preferred shares . (f)(8) lock . Up Reshiclions on Conversion . Shares of Serles F Preferred Stock may not be converted into shares of common stock for a period of : a) silc (6) months after purchase . if the Corporation voluntarily or involuntarily files publie reports pursuant to Section 12 or 15 of the Securities exchange Act of 1934 ; orb) twelve { 12 ) months lf the Corporation does not file such public repmts . ""' ' ,_:: - .,/ / .,,,J Christopher Glover Secretary

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- 8 - EHIBITB AMENDMENT TO CERTIFICATE OFINCORPORATION OF THERAPY CELLS, INC. RESOLVED THAT ARTICLE EIGHT OF THE CERTIFICATE OF INCORPORATION BE AMENDED TO READ AS FOLLOWS: 8. Other provisions: The names and addresses of lhe Board of Directors shall beas filed with the Wyoming Secretary of State.

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